Exhibit 8.2

February 25, 2013

Coca-Cola HBC AG

Baarerstrasse 14,

CH-6300 Zug, Switzerland.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Coca-Cola HBC AG, a Swiss stock corporation, in connection with the registration statement under the Securities Act of 1933 on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.  We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the caption “Material Tax Considerations—United States,” subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP